FOR IMMEDIATE RELEASE	Contact: Sarah Perry
November 6, 2007	Phone: 949-296-1520

EMVELCO CORP. RECEIVES BID DEFICIENCY NOTICE FROM NASDAQ

Beverly Hills, CA- On November 1, 2007, Emvelco Corp. received notice from NASDAQ per a letter addressed to Yossi Attia, Chief Executive Officer of Emvelco Corp. that due to the bid price of the Company’s common stock closing for the last 30 consecutive days below the minimum $1.00 per share requirement for continued inclusion on NASDAQ (Marketplace Rule 4310(c)(4), the Company has 180 calendar days, or until April 29, 2008 to regain compliance (Marketplace Rule 4310(c)(8)(D). If the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days anytime prior to April 29, 2008, then the NASDAQ Staff will provide written notification that it complies with the Rule.

The Letter further stated that if the Company does not demonstrate compliance by April 29, 2008, then the Staff will determine whether the Company meets The NASDAQ Capital Market listing criteria other than the bid price requirement. If the Company meets these criteria, then an additional 180 days compliance period may be granted. If not, the Company’s securities will be delisted. The Company may appeal this determination.

# # #

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause Emvelco Corp.’s actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.